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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------


                                 SCHEDULE 13G
                                (RULE 13D-102)


                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULES 13d-1(b) AND (c) AND
                AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO.1)(1)


                                 NexMed, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                   Common Stock, $0.001 par value per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 652903 10 5
                                 -----------
                                (CUSIP Number)

                              [January 14, 2000]

           (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      / /   Rule 13d-1(b)
      /X/   Rule 13d-1(c)
      / /   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 2 OF 7 PAGES


================================================================================
          1            NAME OF REPORTING PERSON
                       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                       (ENTITIES ONLY)

                             Golden Water Investment Corporation

--------------------------------------------------------------------------------
          2            CHECK THE APPROPORIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
          3            SEC USE ONLY
--------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                             British Virgin Islands
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
   NUMBER OF                   854,500
     SHARES       --------------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY                   0
      EACH        --------------------------------------------------------------
   REPORTING       7   SOLE DISPOSITIVE POWER
  PERSON WITH                  854,500
                  --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                       REPORTING PERSON

                               854,500
--------------------------------------------------------------------------------
          10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                       EXCLUDES CERTAIN SHARES*                        / /

--------------------------------------------------------------------------------
          11           PERCENT OF CLASS REPRESENTED BY AMOUNT OF ROW 9
                               3.48%
--------------------------------------------------------------------------------
          12           TYPE OF REPORTING PERSON*

                            CO

================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 3 OF 7 PAGES


ITEM 1(A).  NAME OF ISSUER:

      NexMed, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      350 Corporate Boulevard
      Robbinsville, New Jersey  08691


ITEM 2(A).  NAME OF PERSON FILING:

      Golden Water Investment Corporation

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Fl. 9-2, No. 314
            Jen-Ai Road, Section 4
            Taipei, Taiwan

ITEM 2(C).  CITIZENSHIP:

      British Virgin Islands


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.001 par value per share


ITEM 2(E).     CUSIP NUMBER:

      652903 10 5

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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 4 OF 7 PAGES


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES
               13D-1(B), OR 13D-2(B) CHECK WHETHER THE PERSON
               FILLING IS A:

      Not applicable.

ITEM 4.        OWNERSHIP.

      (a)   Amount beneficially owned:

                  854,500

      (b) Percent of class:

                  4.73%

      (c) Number of shares as to which such person has:

              (i) Sole power to vote or to
                  direct the vote                    854,500
                                                     -------------

             (ii) Shared power to vote or to
                  direct the vote                    0
                                                     -------------

            (iii) Sole power to dispose or to
                  direct the disposition of          854,500
                                                     -------------

             (iv) Shared power to dispose or to
                  direct the disposition of          0
                                                     -------------

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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 5 OF 7 PAGES


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities check the following.                /X/

   (Please see Exhibit A to this Amendment No. 1 to Schedule 13G)


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10.    CERTIFICATION.

     Not applicable.

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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 6 OF 7 PAGES


                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Dated: February 29, 2000


                              GOLDEN WATER INVESTMENT CORPORATION

                         BY:  /S/
                              -------------------------
                              Chen Li-Chu
                              Managing Director

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                                       13G
CUSIP NO. 652903 10 5                                          PAGE 7 OF 7 PAGES


                                  EXHIBIT A

      This Amendment No. 1 to Schedule 13G of Golden Water Investment Corporation ("Golden Water") is being filed to reflect the decrease in percent of NexMed, Inc.'s Common Stock owned by Golden Water. This decrease to 4.73% resulted from an increase in the issued and outstanding shares of Common Stock of NexMed, Inc.